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                                                                    EXHIBIT 99.1



                              FOR IMMEDIATE RELEASE

                     NOVELLUS SYSTEMS CLOSES ACQUISITION OF
                               SPEEDFAM-IPEC, INC.

San Jose, CA -- Dec. 6, 2002 -- Novellus Systems, Inc. (Nasdaq NM: NVLS), the productivity and innovation leader in advanced deposition, surface preparation and chemical mechanical planarization (CMP) processes for the global semiconductor industry, today announced the closing of its acquisition of SpeedFam-IPEC, Inc. (Nasdaq: SFAM), a global supplier of CMP systems used in the fabrication of advanced copper interconnects. The acquisition was approved by a vote of SpeedFam-IPEC's shareholders, held on December 5, 2002. Over 99 percent of SpeedFam-IPEC shares present and voting at the SpeedFam-IPEC shareholders' meeting voted in favor of the acquisition. As a result of the acquisition, the SpeedFam-IPEC ticker symbol will be removed from Nasdaq listing after today's close of market.

SpeedFam-IPEC's next-generation orbital, hard-platen Momentum(TM) and Momentum300(TM) CMP tools offer industry-leading CMP technology for the most advanced copper interconnects. The Momentum products are well positioned based on their demonstrated capability in advanced copper/low-k CMP, their flexible and wide process window, and their proven cost-of-ownership benefits. SpeedFam-IPEC will become a new product group for Novellus, providing another key building block for addressing the new challenges in the manufacture of advanced devices.

In the transaction--consummated on December 6, 2002--Novellus acquired all outstanding shares of SpeedFam-IPEC in a stock-for-stock merger. Each share of SpeedFam-IPEC common stock outstanding was converted into 0.1818 of a share of Novellus common stock on a fixed-exchange ratio basis, and all outstanding options to purchase shares of SpeedFam-IPEC capital stock were automatically converted into options to purchase approximately 1,144,527 shares of Novellus common stock. Novellus has also assumed all $115 million of SpeedFam-IPEC's convertible debentures.

The acquisition of SpeedFam-IPEC provides Novellus with an entree into the growing market for CMP systems, a critical enabling technology as the industry evolves toward copper damascene manufacturing processes. As a result of the acquisition, SpeedFam-IPEC will become the Novellus Chemical Mechanical Planarization Group, headed by Richard Faubert, former president and chief executive officer of SpeedFam-IPEC.

"Our customers will benefit tremendously from a greater level of customer service and support as we join the Novellus global service and support network," said Richard Faubert,



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executive vice president of Novellus' newly formed Chemical Mechanical
Planarization Group. "In addition, this acquisition will enable us to more rapidly integrate Novellus' and SpeedFam-IPEC's copper process development, which had already started within the Damascus Alliance."

"We believe that this acquisition will accelerate our development of the advanced interconnect technologies that are critical to the industry. The addition of CMP to our product portfolio further strengthens Novellus' position in copper," said Richard S. Hill, Novellus' chairman and chief executive officer. "We view CMP as a key manufacturing technology, which will have a significant impact on the yield and performance of the interconnect structure."

SAFE HARBOR STATEMENT:

The statements regarding (i) the positioning of SpeedFam-IPEC's CMP technology,
(ii) SpeedFam-IPEC providing a key building block for addressing new challenges in the manufacture of advanced devices, (iii) the size of the CMP systems market, (iv) CMP systems constituting a critical enabling technology as the industry evolves toward copper damascene manufacturing processes, (v) the integration of the combined companies' process development, (vi) customer service and support benefits to SpeedFam-IPEC's customer base, (vii) the acceleration of Novellus' development of advanced interconnect technologies,
(viii) strengthening Novellus' leading position in copper, and (ix) the impact of CMP on the yield and performance of the interconnect structure, as well as other matters discussed in this news release that are not purely historical data, are forward-looking statements. The forward-looking statements involve risks and uncertainties including, but not limited to, the inability of the combined companies to close anticipated orders, sell products at profitable levels or fulfill orders for the Momentum products, unforeseen technical problems with the Momentum products, changes in the CMP marketplace that differ from the expectations of the combined companies, a slowdown in the move toward copper interconnects, difficulties in combining the operating plans and scientific cultures of Novellus and SpeedFam-IPEC, difficulties in extending Novellus' service and support operations to SpeedFam-IPEC's customer base, difficulties in achieving timely and efficient completion of product design and development, decreased demand from customers, weak economic conditions, and other risks indicated in Novellus' filings with the Securities and Exchange Commission (SEC). Actual results could differ materially from those set forth in the forward-looking statements. Novellus assumes no obligation to update this information. For more details relating to risks and uncertainties that could cause actual results to differ from those anticipated in Novellus' forward-looking statements, and risks to Novellus' business in general, please refer to Novellus' SEC filings, including its most recent Annual Report on Form 10-K for the year ended December 31, 2001, its Quarterly Reports on Form 10-Q for the quarters ended March 30, June 29, and September 28, 2002, and its Registration Statement on Form S-4/A filed November 1, 2002.

ABOUT NOVELLUS SYSTEMS:

Novellus Systems, Inc., an S&P 500 company, manufactures, markets and services advanced



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deposition, surface preparation and chemical mechanical planarization equipment for today's advanced integrated circuits. The company's products are designed for high-volume production of advanced, leading-edge semiconductor devices at the lowest possible cost. Headquartered in San Jose, Calif., with subsidiaries throughout the United States, as well as in the United Kingdom, France, Germany, The Netherlands, Ireland, Israel, Italy, India, China, Japan, Korea, Malaysia, Singapore and Taiwan, Novellus is a publicly traded company on the Nasdaq stock exchange (Nasdaq NM: NVLS) and a component of the Nasdaq-100 Index(R). Additional information about the company is available on Novellus' home page at www.novellus.com


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Momentum and Momentum300 are trademarks of SpeedFam-IPEC, Inc.



CONTACT:

    Kevin S. Royal
    Chief Financial Officer
    Novellus Systems, Inc.
    (408) 943-9700

    Robin S. Yim
    Vice President, Treasurer
    Novellus Systems, Inc.
    (408) 943-9700